EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings Per Share of $.76 on Revenues of $110 Million, 1.3% of Outstanding Shares Repurchased During Quarter

BENTONVILLE, Ark., Nov. 19, 2012 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for its second fiscal quarter ended October 31, 2012. Since February 1, 2010, the Company has invested approximately $85 million to repurchase 24.2% of its outstanding shares under its stock repurchase program.

Highlights of second quarter operating results:

  Net income of $7.3 million - $.76 per diluted share vs. $.77 per diluted share for prior year quarter
  Revenues of $110 million compared to $111 million for the prior year quarter with same store revenue decrease of 4.8%
  Retail unit sales decrease of 1.1% to 9,814 from 9,919 for the prior year quarter
  Average retail sales price decreased $42, or 0.4% from the prior year quarter and $69, or 0.7% sequentially
  Opened the Company's 117th dealership - in Oxford, Mississippi
  Repurchased 119,308 shares of common stock during the quarter (1.3% of the Company) for $5.25 million
  Active accounts base now over 55,500
  Debt to equity of 48.8% and debt to finance receivables of 26.9%
  Allowance for credit losses at 21.5% of finance receivables at October 31, 2012 and at April 30, 2012

Highlights of six month operating results:

  Net income of $15.4 million or $1.59 per diluted share vs. $1.55 per diluted share for prior year period (2.6% increase in diluted earnings per share)
  Revenue increase of 4.2% to $220.2 million from $211.3 million for the prior year period with same store revenue growth of 0.1%
  Retail unit sales increase of 3.2% to 19,567 from 18,968 for the prior year period
  Strong cash flows supporting the increase in revenues and the $22 million increase in Finance Receivables, $2.0 million in net capital expenditures, and $14.7 million in common stock re-purchases with only a $13.4 million increase in total debt
  Provision for credit losses of 23.1% of sales vs. 21.6% for prior year period

"While we are facing some near-term revenue challenges, we are convinced that the direction we are going will provide significant profitable long-term opportunities for America's Car-Mart. We are confident that our business model is strong and our growth opportunities are outstanding. The amount of funding for the sub-prime auto industry has increased recently and appears to have had somewhat of a negative effect on our overall revenues during the 2nd quarter, especially in some of our older, more established markets," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart. "This is not the first time we have seen this situation over our 31 year history and we are making adjustments to help retain our better repeat customers who now may have a few more options than they have had in the recent past. We believe that Car-Mart's local presence and face to face relationships give us the ability to work with customers far more effectively than subprime finance companies. We offer the best long-term choice for our customers and we will work tirelessly to earn their repeat business by providing quality vehicles, affordable payment terms and excellent service. We have over 55,000 active accounts and many more past customers who know what Car-Mart stands for and the lengths we go to help them succeed. We are committed to fighting to keep our best customers and we look forward to a bright future. In addition to serving our existing markets, we believe that there has never been a better time for Car-Mart to be adding new locations to serve an ever expanding customer base."

"Even though we are seeing some near-term challenges, especially as related to revenues, there are certainly several bright spots with our financial performance for the quarter. Our performance has been positively impacted by our share repurchase program (we now have less than 9.1 million shares outstanding), higher interest income on our portfolio and an overall higher gross profit percentage as we continue to work hard on managing expenses. Lower unit sales combined with the fact that we have seen three consecutive sequential quarter decreases in our average retail sales price has had somewhat of a negative short-term effect on gross margin dollars, selling, general and administrative expense leveraging and overall credit losses as a percentage of sales. However, we believe that over the long-term, lower selling prices increase affordability and resulting customer success," said Jeff Williams, Chief Financial Officer of America's Car-Mart. "The current macroeconomic environment continues to be challenging and all of our efforts will be aimed at creating value over the long-term. When we look to the future we are convinced that the business model will support significant volume expansion. Our efforts will be aimed at attracting new customers as well as earning repeat business from our very best existing and previous customers."

"The Company repurchased 119,308 shares of its common stock during the second quarter (1.3%). Since February 1, 2010 we have repurchased 2,828,691 shares, or 24.2% of our Company. As we have said, we believe in the long-term value of our company and we plan to invest in the repurchase program when favorable conditions are present. Potential future changes to the structuring of customer contracts could have the effect of reducing the level of capital allocated to our stock repurchase program when compared to levels in recent history. Such changes could result in offering somewhat longer overall contract terms as we have been extremely aggressive over the last several years in efforts to keep our terms short. As we have said in the past, our primary focus will be on the healthy growth of our base business. Our debt to equity ratio was 48.8% and our debt to finance receivables ratio was 26.9% at the end of the quarter," added Mr. Williams. "Our balance sheet is very healthy and by staying focused on cash returns our future is bright."

Conference Call

Management will be holding a conference call on Tuesday November 20, 2012 at 11:00 a.m. Eastern Time to discuss second quarter results. A live audio of the conference call will be accessible to the public by calling (877) 776-4031. International callers dial (631) 291-4132. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #65051451.

About America's Car-Mart

America's Car-Mart, Inc. (the "Company") operates 117 automotive dealerships in nine states and is the largest publicly held automotive retailer in the United States focused exclusively on the "Integrated Auto Sales and Finance" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers. For more information, including investor presentations, on America's Car-Mart, please visit our website at www.car-mart.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company's future objectives, plans and goals, as well as the Company's intent, beliefs and current expectations regarding future operating performance, and can generally be identified by words such as "may," "will," "should," "could, "believe," "expect," "anticipate," "intend," "plan," "foresee," and other similar words or phrases. Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company's collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company's common stock;
  the Company's business and growth strategies.

These forward-looking statements are based on the Company's current estimates and assumptions and involve various risks and uncertainties. As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements. Factors that may cause actual results to differ materially from the Company's projections include, but are not limited to:

  the availability of credit facilities to support the Company's business;
  the Company's ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company's SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Three Months Ended		2012	Three Months Ended
	October 31,		vs.	October 31,
	2012	2011	2011	2012	2011
Operating Data:
Retail units sold	9,814	9,919	(1.1)%
Average number of stores in operation	116	109	6.4
Average retail units sold per store per month	28.2	30.3	(6.9)
Average retail sales price	$ 9,515	$ 9,557	(0.4)
Same store revenue growth	-4.8%	13.7%
Net charge-offs as a percent of average Finance Receivables	6.5%	6.5%
Collections as a percent of average Finance Receivables	14.5%	15.7%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	82.4%	82.4%
Average down-payment percentage	6.4%	6.8%

Period End Data:
Stores open	117	111	5.4%
Accounts over 30 days past due	4.3%	3.9%
Finance Receivables, gross	$ 339,248	$ 309,453	9.6%

Operating Statement:
Revenues:
Sales	$ 98,194	$ 100,128	(1.9)%	100.0%	100.0%
Interest income	12,025	10,679	12.6	12.2	10.7
Total	110,219	110,807	(0.5)	112.2	110.7

Costs and expenses:
Cost of sales	56,204	57,807	(2.8)	57.2	57.7
Selling, general and administrative	17,351	16,721	3.8	17.7	16.7
Provision for credit losses	23,647	22,623	4.5	24.1	22.6
Interest expense	708	575	23.1	0.7	0.6
Depreciation and amortization	696	565	23.2	0.7	0.6
Total	98,606	98,291	0.3	100.4	98.2

Income before taxes	11,613	12,516		11.8	12.5

Provision for income taxes	4,335	4,756		4.4	4.7

Net income	$ 7,278	$ 7,760		7.4	7.8

Dividends on subsidiary preferred stock	$ (10)	$ (10)

Net income attributable to common shareholders	$ 7,268	$ 7,750

Earnings per share:
Basic	$ 0.80	$ 0.79
Diluted	$ 0.76	$ 0.77

Weighted average number of shares outstanding:
Basic	9,105,921	9,776,817
Diluted	9,579,409	10,081,274

America's Car-Mart, Inc.
Consolidated Results of Operations
(Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2012	Six Months Ended
	October 31,		vs.	October 31,
	2012	2011	2011	2012	2011
Operating Data:
Retail units sold	19,567	18,968	3.2%
Average number of stores in operation	115	108	6.5
Average retail units sold per store per month	28.4	29.3	(3.1)
Average retail sales price	$ 9,549	$ 9,502	0.5
Same store revenue growth	0.1%	8.5%
Net charge-offs as a percent of average Finance Receivables	12.4%	12.0%
Collections as a percent of average Finance Receivables	29.4%	31.6%
Average percentage of Finance Receivables-Current (excl. 1-2 day)	82.0%	81.6%
Average down-payment percentage	6.8%	7.1%

Period End Data:
Stores open	117	111	5.4%
Accounts over 30 days past due	4.3%	3.9%
Finance Receivables, gross	$ 339,248	$ 309,453	9.6%

Operating Statement:
Revenues:
Sales	$ 196,491	$ 190,452	3.2%	100.0%	100.0%
Interest income	23,728	20,879	13.6	12.1	11.0
Total	220,219	211,331	4.2	112.1	111.0

Costs and expenses:
Cost of sales	112,389	109,369	2.8	57.2	57.4
Selling, general and administrative	35,207	32,918	7.0	17.9	17.3
Provision for credit losses	45,310	41,157	10.1	23.1	21.6
Interest expense	1,361	1,018	33.7	0.7	0.5
Depreciation and amortization	1,358	1,103	23.1	0.7	0.6
Total	195,625	185,565	5.4	99.6	97.4

Income before taxes	24,594	25,766		12.5	13.5

Provision for income taxes	9,198	9,725		4.7	5.1

Net income	$ 15,396	$ 16,041		7.8	8.4

Dividends on subsidiary preferred stock	$ (20)	$ (20)

Net income attributable to common shareholders	$ 15,376	$ 16,021

Earnings per share:
Basic	$ 1.67	$ 1.60
Diluted	$ 1.59	$ 1.55

Weighted average number of shares outstanding:
Basic	9,205,332	10,024,088
Diluted	9,665,739	10,330,549

America's Car-Mart, Inc.
Consolidated Balance Sheet and Other Data
(Dollars in Thousands)

	October 31,	April 30,
	2012	2012

Cash and cash equivalents	$ 400	$ 276
Finance receivables, net	$ 268,811	$ 251,103
Total assets	$ 329,858	$ 310,940
Total debt	$ 91,256	$ 77,900
Treasury stock	$ 91,909	$ 77,242
Stockholders' equity	$ 187,112	$ 184,473
Shares outstanding	9,070,289	9,378,346

Finance receivables:
Principal balance	$ 339,248	$ 316,934
Deferred Revenue - payment protection plan	(11,544)	(10,745)
Allowance for credit losses	(70,437)	(65,831)

Finance receivables, net of allowance & deferred revenue	$ 257,267	$ 240,358

Allowance as % of net principal balance	21.5%	21.5%

Changes in allowance for credit losses:
	Six Months Ended
	October 31,
	2012	2011
Balance at beginning of year	$ 65,831	$ 60,173
Provision for credit losses	45,310	41,157
Net charge-offs	(40,704)	(35,399)

Balance at end of period	$ 70,437	$ 65,931
CONTACT: William H. ("Hank") Henderson, CEO at (479) 464-9944
         or Jeffrey A. Williams, CFO at (479) 418-8021